Exhibit 99.1

CrossAmerica Announces Pending Acquisition of Assets of Community Service Stations

•
CrossAmerica to acquire wholesale fuel supply portfolio in the Greater Boston area
•
Approximately 75 million gallons across the supply contracts

ALLENTOWN, PA, August 24, 2022 – CrossAmerica Partners LP (NYSE: CAPL) today announced that it has entered into a definitive agreement to acquire certain assets of Community Service Stations.

The assets consist of wholesale fuel supply contracts to 39 dealer owned locations, 34 subjobber accounts and two commission locations (1 fee based and 1 lease). The supply contracts include approximately 75 million gallons of fuel annually through such fuel brands as Exxon Mobil, Shell, Gulf and others.

“We are excited to acquire these attractive assets from one of the leading wholesale distributors in the Boston area,” said President and CEO Charles Nifong. “This acquisition expands our fuels business in the New England market with new dealers and strengthens our relationship with several of our major fuel supplier partners.”

The acquisition is subject to customary conditions to closing. CrossAmerica currently expects the transaction to close during the fourth quarter of 2022. It is anticipated that the acquisition will be financed with cash on hand and/or undrawn capacity under the CrossAmerica revolving credit facility. The Partnership expects the acquisition to be immediately accretive to distributable cash flow to limited partners.

The terms of the transaction were approved by the board of directors of the general partner of CrossAmerica.

Matrix Capital Markets Group, Inc. served as the exclusive financial advisor to Community Service Stations, Inc.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels, convenience store operator and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Randy Palmer, 210-742-8316

rpalmer@caplp.com